Exhibit 2(b)(5)

TRANSLATION FOR REFERENCE PURPOSES ONLY

PUBLIC DEED NUMBER

SIXTY THOUSAND EIGHT HUNDRED AND SEVENTY FIVE

VOLUME ONE THOUSAND FOUR HUNDRED AND SEVENTY TWO

México, Distrito Federal, September eighteen, two thousand nine.

I, ROBERTO NÚÑEZ Y BANDERA, Acting Notary Public, Holder of Notary Public Office number One of this District, hereby certify:

The DEBT RECOGNITION AND REFINANCING AGREEMENT entered by and between BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE as the “LENDER”, represented herein by Messrs. Eduardo Muñiz Juárez and Horacio Vaquera García and by GRUMA, SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE, represented herein by Messrs. Raúl Alonso Peláez Cano and Guillermo Elizondo Ríos, hereinafter known as the “BORROWER”, and together hereinafter known as the “PARTIES”, within the following antecedents, recitals and clauses:

ANTECEDENTS

FIRST.-  By public deed number eighty nine thousand nine hundred and thirty five, given in this City, on November twelve, two thousand eight, witnessed by Notary Public number one hundred twenty one of the Federal District, Mr. Armando Mastachi Aguario, Esq., BORROWER and LENDER entered into a line of credit for up to an amount of $3,367,000,000.00 (Three Billion Three Hundred And Sixty Seven Million Pesos 00/100 Mexican Currency) hereinafter the “CREDIT FACILITY” destined to finance its general corporate purposes (to pay the obligations with their Foreign Exchange Derivative Instruments counterparties or any part thereof).

In order to guarantee prompt payment of the CREDIT FACILITY, with all its accessories, as well as compliance with the remaining obligations assumed by BORROWER by virtue of the CREDIT FACILITY, on November eleventh, two thousand eight, BORROWER entered into a Guaranty Service Agreement, with LENDER acting as Secured Lender and Banco de México as Trustee of the Federal Government in a Trust known as the Special Fund for Technical Assistance and Security for Farming Credits (FEGA). By said agreement, Trustee granted BORROWER a guarantee service for a Partial CREDIT FACILITY recovery for up to US$260’000,000.00 (Two Hundred and Sixty Million Dollars US Cy) corresponding to 99% (ninety nine percent) of the CREDIT FACILITY principal amount, hereinafter the FIRA/FEGA GUARANTEE; in that same manner, BORROWER constituted in favor of LENDER a cash deposit equivalent to 1% (one percent) of the principal amount of the CREDIT FACILITY and a deposit equal to two periods of the CREDIT FACILITY interests.

RECITALS:

A. BORROWER Represents and Warrants that:

I. It is legally organized under the laws of Mexico and duly recorded before the Public Registry of Commerce of Monterrey, Nuevo León, under mercantile file number nine thousand three hundred eighty five.

II. It has requested that LENDER enters into and delivers this debt recognition and refinancing agreement in order to refinance debt and restructure the terms and conditions relevant to the CREDIT FACILITY.

III.- At the present, its business and assets only include the liens and encumbrances mentioned in the certificate issued by the Public Registry of Commerce of Monterrey, Nuevo León, dated September eight, two thousand nine, which certificate, after being shown to me, I attach to the Appendix of this Instrument marked with the letter “A”  (hereinafter known as “Exhibit A”); and that the entering into this Agreement and the ratifying of its guarantees do not imply the breach of any obligation previously contracted by BORROWER or by any other company controlling the shares of or under the control of Borrower.

IV.- Due to the dispositions made under the CREDIT FACILITY, at this time, BORROWER owes certain amounts to LENDER, which amounts shall be the subject of this Debt Recognition and Refinancing Agreement.

V.- Since it is in the best interest of BORROWER, and because BORROWER is: (i) restructuring its financial obligations with other banks, deriving from financing received from BNP Paribas, Banco Bilvao Vizcaya Argentaria, S.A., Citibank, N.A., Coöperative Centrale Raiffeisen-Boerenleenbanl, B.A (Rabobank International) y Societe Generale (hereinafter the SYNDICATED LOAN); (ii) negotiating the conversion of obligations originated by the transactions with foreign exchange derivative instruments into bank credits with JP Morgan Chase Bank, N.A., Credit Suisse, Deutsche Bank, A.G., Standard Chartered Bank, BNP Paribas, Barclays Bank, ABN, AMRO N.V. and/or their parent companies, affiliates and subsidiaries (hereinafter the DERIVATIVE LOANS) and; (iii) negotiating granting guarantees prorated among the lender banks mentioned in clauses (i) and (ii) hereof, as well as to the holders of Gruma’s 7.75% Perpetual Bonds (seven point seventy five percent) among which New York-Mellon Corporation is acting as common representative of all such title holders,  the Syndicated Loan and the Derivative Loans shall be hereinafter jointly known as the “BANK LOANS” therefore, BORROWER has requested from LENDER the entering into this debt recognition and refinancing agreement.

B. LENDER Represents and Warrants that:

1.- It is legally organized as a national credit institution under the corresponding Mexican laws.

2. It has agreed to enter into this Debt Recognition and Refinancing Agreement requested by BORROWER.

Now, therefore, pursuant to the foregoing, the parties herein agree to the following:

CLAUSES:

DEBT RECOGNITION:

FIRST.- BORROWER herein without any reserve nor any limitation whatsoever expressly acknowledges the debt owed to the date hereof in favor of LENDER the principal amount derived from the CREDIT FACILITY of $3,367,000,000.00 (THREE BILLION THREE HUNDRED SIXTY SEVEN MILLION PESOS 00/100 MEXICAN CURRENCY), hereinafter known as the “BORROWED AMOUNT” in the understanding that said amount does not include any interests, expenses, fees and other accessories of any kind payable by BORROWER to LENDER.

REGARDING TERM AND PAYMENT OF PRINCIPAL:

SECOND.- BORROWER binds to pay LENDER the BORROWED AMOUNT in 28 (twenty eight) quarterly amortizations beginning as of the date of the thirteenth quarter after the first anniversary of the day of subscription of this Agreement according to the payment schedule presented before me herein, which copy I attach to the appendix of this notarial record under the same number of this instrument and mark with the letter “B” (hereinafter Exhibit “B”).

BORROWER binds to pay LENDER the principal plus any interests and accessories of the “BORROWED AMOUNT” as follows:

BORROWER without the need of a previous or collection notice, shall make all payments in PESOS Mexican Currency, by deposit or wire transfer to account number 08700006949 (cero, eight, seven, cero, cero, cero, cero, six, nine, four, nine) reference number 101302108523 (one, cero, one, three, cero, two, one, cero, eight, five, two, three) held by LENDER at Banco Nacional de México, Sociedad Anónima, Institución de Banca Múltiple, CLABE (002 180087000069490 (cero, cero, two, one, eight, cero, cero, eight, seven, cero, cero, cero, cero, six, nine, four, nine, cero) depositing the said payment on the agreed date to the satisfaction of LENDER. In case the payment date is not a working day or a holiday according to the policies of the bank of the place or payment, payment date shall be the following working day.

LENDER may designate any other place for payment by written notice delivered to BORROWER five (5) days prior to the payment date.

INTERESTS, PREPAYMENTS AND LATE INTERESTS:

THIRD.- BORROWER binds to pay LENDER any ordinary interests on the BORROWED AMOUNT to the annual rate, according to the following:

NINETY ONE DAYS Mexican Equilibrium Interbank Interest Rate, (T.I.I.E.) PLUS TEN BASE POINTS.

For the effects hereof, T.I.I.E. shall be understood as the Ninety One Days Mexican Equilibrium Interbank Interest Rate published by Banco de México in the Federal Official Gazette and the last known rate published the working day prior to the date hereof, and in case there is any revision or adjustment to said rate, the applicable rate shall be the last known rate published two working days prior to the date of revision or adjustment. Said amount shall be rounded to the ten-thousandth of the nearest percentile point. For the effects hereof, five one hundred thousandths or more of a percentile point shall be rounded up to next ten thousandth of a percentile point.

Interests shall be computed by the number of calendar days gone by on a basis of a three hundred and sixty days year.

T.I.I.E. rate shall be reviewable, and consequently, adjusted quarterly and interests shall be payable quarterly.

If by any circumstance T.I.I.E. rate should disappear, BORROWER agrees that the substantive rate shall be the rate of return of Ninety One Days Federal Treasury Certificates (known as CETES) considering the last known rate prior to the commencement date of accrual of the corresponding interests multiplied by one point two plus any agreed points thereof.

PREPAYMENT:

Relevant to the CREDIT FACILITY, BORROWER shall be able to make prepayments to cover part or all of the BORROWED AMOUNT to LENDER without penalty, in the dates established to pay the CREDIT FACILITY interest, by notice given at least (45) forty five calendar days prior to payment date. Prepaid amounts shall be applied to the last CREDIT FACILITY amortization amounts until exhausted, firstly covering any interest thereof.

In case there would be a funding breakage cost, LENDER shall notify BORROWER two (2) working days prior to the date prepayment is to be made, computing the corresponding amounts, and in any case, BORROWER shall cover said funding breakage costs to LENDER relevant to any prepayment thereof.

If BORROWER decides to make total or partial prepayments outside the dates provided to pay interests, and does not notify LENDER forty five (45) calendar days prior to said prepayment, LENDER reserves the right to accept said prepayments from BORROWER, and in case LENDER so accepts them, LENDER also reserves the right to establish the terms and conditions under which said prepayments would be applied, including charging any amounts for LENDER’S funding breakage with its money sources.

LATE PAYMENTS:

FOURTH.- If any payment obligation is not paid on its maturity date, as of said date BORROWER shall pay to LENDER late interests to a rate resulting from multiplying by two (2) the ordinary interest rate agreed within the terms of this Agreement, applicable to the obligation in respect of which the late payment has been incurred. Said rate shall be revised and therefore adjusted as often as the ordinary rate is revised.

FEES:

FIFTH.- BORROWER shall pay LENDER the following fees:

1. Refinancing fee for US$4’250,000.00 (Four Million Two Hundred and Fifty Thousand Dollars US Cy) payable once, to the date of subscription of this Agreement, plus the Value Added Tax.

2. A GUARANTEE FIRA/FEGA Service fee equal to 3.11% (Three point eleven percent) paid annually in advance according to the following:

Computations to determine the GUARANTEE FIRA/FEGA Service fee shall be made by periods with a maximum duration of 365 (three hundred and sixty five) calendar days. Payments for this cost shall be made by BORROWER on the commencement of each period. Periods shall be determined based on the payment schedule attached to the Appendix of this instrument as Exhibit B.

To the effects of determining a period, it shall be considered the number of calendar days passed since the funds are withdrawn to the date of the first amortization of the BORROWED AMOUNT the next period shall be from the next disposal of funds to the next amortization (whether this is the first or subsequent amortization), no period shall exceed 365 (three hundred sixty five) calendar days. When the period so computed exceeds 365 (three hundred sixty five) calendar days, the charge closing date shall be for a period of 365 (three hundred sixty five) calendar days and following periods shall commence on the next day of the amortization and up to the date of the next amortization.

The GUARANTEE FIRA/FEGA Service cost shall be determined multiplying the Outstanding Balance of the BORROWED AMOUNT at the commencement of each charge period by the factor corresponding thereto as of the money withdrawn, by the number of calendar days in the period (for a maximum of 365 three hundred sixty five calendar days), divided by 360 (three hundred and sixty) days.

OBLIGATIONS:

SIXTH.- Additionally to the obligations established in the CREDIT FACILITY, BORROWER shall have to comply with the following obligations with LENDER, for as long as any balance of the BORROWED AMOUNT is outstanding:

a) BORROWER shall submit simultaneously to the filing before the Mexican Stock Exchange the quarterly report filed also before said Stock Exchange, and in case BORROWER shares are no longer listed in the Mexican Stock Exchange, BORROWER shall have to file, on the last day of the months of February, May, August, and November of each year, internal financial statements (balance sheet and income statement) attaching analytic reports of its major collective accounts, with information to the closing of the months of December, March, June and September respectively.  Said financial statements must be made according to the Financial Reporting Standards issued by the Mexican Council for Research and Development of Financial Information Standards, and shall be duly signed by both the Audit Director and Finance Director of BORROWER or any other relevant officer fully authorized to do so.

b) BORROWER shall deliver to LENDER simultaneously and immediately, any notice of any relevant event, informative bulletin or other relevant information disclosure document that BORROWER is obligated to issue under any legal jurisdiction applicable to it; in the same manner BORROWER shall simultaneously send to LENDER the annual report presented to the Mexican Stock Exchange, and in case BORROWER stops being listed in the Mexican Stock Exchange, BORROWER shall submit audited financial statements issued while the CREDIT FACILITY is in effect, including audit text and notes to the same, commencing with the ones corresponding to the business year when BORROWER stopped being listed in the Mexican Stock Exchange. Said statements shall be submitted within ONE HUNDRED AND EIGHTY (180) calendar days following the closing of the business year. The mentioned financial statements shall adhere to the Financial Reporting Standards issued by the Mexican Council for Research and Development of Financial Information Standards.

c) BORROWER authorizes LENDER, for the duration of the CREDIT FACILITY, through the credit institution deemed convenient by LENDER and at BORROWER’S expense, to obtain, analyze and use any credit information on BORROWER.

d) BORROWER binds to comply with any and all the requisites provided by the contracts or agreements entered into by virtue of the BANK LOANS including, without limitation, the ones related to financial ratings and/or hedging which shall be evidenced by furnishing LENDER with a signed copy of the compliance certificates delivered by BORROWER to the lender institutions (and or its agents or common representatives) of said BANK LOANS, within the term agreed in the respective contracts or agreements, along with a certificate of accuracy addressed to LENDER issued by BORROWER’S Director of Finance.

e) BORROWER binds to comply with each and every one of the obligations agreed with LENDER herein or in any other contract or agreement entered into with LENDER, as well as not to cause any event that may give rise to the early termination of any contract that BORROWER would have entered into with any other lender in respect to the BANK LOANS or with respect to the PERPETUAL BONDS, or to remedy said causes of early termination within the grace period or remedial term, in its case, provided by the contracts or agreements entered into with said lenders.

f) BORROWER binds to give LENDER, simultaneously on its delivery date, a signed copy of any report, proposal for amendment, notice of default, waiver or any other similar notice given by BORROWER to its BANK LOANS or PERPETUAL BONDS lenders, exception made for those documents over which, pursuant to the terms of this Agreement and the CREDIT FACILITY agreement, it already existed an obligation to deliver the same to LENDER, as well as any notice and writings received by BORROWER with respect to any agreement or contract documenting the BANK LOANS or PERPETUAL BONDS.

g) BORROWER binds to increase, not later than the date hereof, the amount of the deposit referred to in Clause Eighth paragraph (e) subparagraph (ii) of the CREDIT FACILITY agreement to an amount equivalent to one quarterly interest payment on the balance disposed of the CREDIT FACILITY. Said deposit shall be revised quarterly at the beginning of each interest payment period; in case there should be any variation larger than a 10% (ten percent) from the deposited amount, the Parties, as it may correspond, shall deposit or release the corresponding amounts within a term not longer than three (3) working days in order to maintain the amount corresponding to one quarterly interest payment.

GUARANTEES.

SEVENTH.- BORROWER, in this act, expressly agrees with LENDER that BORROWER knows the terms and conditions of the guarantee agreement entered into by LENDER with Banco de México referred to in the first paragraph of the antecedents herein, as well as the scope of the guarantees constituted in favor of LENDER by virtue of the CREDIT FACILITY mentioned in paragraph first of the antecedents hereof, within the terms provided and agreed by the contracts entered into for said purpose, deeming those reproduced as if literally inserted herein, in the understanding that said guarantees subsist and prevail in favor of LENDER as a preference guarantee for the compliance of the obligations contracted by BORROWER due to the CREDIT FACILITY and those arising from this Debt Recognition and Financing Agreement until the principal amount, interests and accessories derived from the BORROWED AMOUNT is fully paid.

CAUSES FOR ACCELERATED MATURITY DATE:

EIGHTH.- Payment term for the BORROWED AMOUNT shall be deemed as due and payable in full without the need of a notice given to BORROWER in the following events:

a) if BORROWER fails to pay on the maturity date one or more of the agreed payable amounts, whether for principal, interests or fees.

b) if BORROWER sells or encumbrances a substantial part of its assets or changes its corporate address or merges, split-ups or is transformed without the previous written consent from LENDER, save the provisions stated in CLAUSE TENTH herein.

c) if BORROWER fails to pay in due time any tax or other fiscal liability corresponding to it, including, in its case, the fees corresponding to the Instituto Mexicano del Seguro Social (Social Security) and Instituto del Fondo para la Vivienda de los Trabajadores (Worker’s Housing Fund) exception made for the ones being challenged before any competent court.

d) if BORROWER abandons the management of its business.

e) if BORROWER suspends, at any time and for any reason the work of the company owned by it, notwithstanding said suspension is due to a strike, work stoppage or lack of raw materials.

f) if BORROWER fails to comply with:

(i) any other obligations agreed herein or in any other contract entered into with LENDER.

(ii) any other contract entered into by BORROWER with other lender of the Financial System due to the subscription of this Agreement or the granting of the CREDIT FACILITY;

(iii) the payment of any amount arising from any contract or agreement documenting any of the BANK LOANS when said payment or payments, in the aggregate, are equal to or larger than US$20,000,000.00 (Twenty Million Dollars US Cy) on their maturity date (whether for scheduled payment, obligatory prepayment, accelerated maturity date, payment demand or otherwise), or its equivalent in Mexican Pesos at the fix exchange rate published by Banco de Mexico in its official web page two (2) working days prior to the date of determination if said default is not remedied within the grace or remedial period, in its case, establishing the contracts or agreements relevant to said BANK LOANS.

g) if BORROWER or any one on its behalf incurs in any act of bribery to any public officer.

h) by the simple notice received by LENDER from the Trustee granting the FIRA/FEGA GUARANTEE, pursuant to the guarantee contract stated in Antecedent First hereof.

i) if maturity on any of the BANK LOANS or PERPETUAL BONDS is declared in writing accelerated due to any event of default within the terms of any contract or agreement documenting any of the BANK LOANS or PERPETUAL BONDS and said cause or event of default is not remedied within the grace or remedial period applicable in its case, to the satisfaction of the BANK LOANS or PERPETUAL BONDS lenders thereof.

j) if BORROWER: (i) refinances or substitutes any of the BANK LOANS subsequent or other than the ones provided by Statement A section V or by Clause Eleventh without the previous written consent from LENDER; or

k) in case any natural or corporate person related to LENDER grants any secured interest over the shares of Grupo Financiero Banorte, Sociedad Anónima Bursátil de Capital Variable or any of its subsidiaries in favor of the BANK LOANS or PERPETUAL BONDS lenders.

Causes for accelerated maturity provided herein are additional to the ones established by Law, and they shall not impair nor restrict the ones established therein.

By the mere fact of LENDER accelerating the maturity of the BORROWED AMOUNT payment date, BORROWER shall lose the right to obtain any financial aid granted by said LENDER.

EXPENSE PAYMENT:

NINTH.- BORROWER shall pay all expenses caused by this Agreement. To that effect, it shall be deemed as expenses caused by this Agreement: any disbursement caused by its subscription, formalization, public registration, in its case, or others demanded by law, for the enforcement or extinction of the obligations originated by the same or the security interests that may be constituted to guarantee the same by common agreement and the cancelation of the respective public registration such as: payment of duties, fees, taxes or other expenses derived from the Agreement.

If BORROWER fails to pay any of the obligations provided by the previous paragraph, BORROWER hereby authorized LENDER to pay said expenses or Notarial fees to the Notary Public witnessing or ratifying this Agreement as well as the registration fees in the corresponding Public Registry, in its case, and binds to reimburse LENDER within a term of three (3) working days the full amount of said expenses, and to pay ordinary interests at an annual rate of 50% (fifty percent) for the full amount disbursed by LENDER to pay said expenses.

LENDER shall deliver BORROWER the receipt of all disbursements referred to in the previous paragraph.

AUTHORIZATION FOR THE GRANTING OF GUARANTEES:

TENTH.- By this means LENDER authorizes BORROWER to pledge in guarantee all of the shares that BORROWER has in Molinera de México, Sociedad Anónima de Capital Variable, Grupo Industrial Maseca, Sociedad Anónima Bursátil de Capital Variable, and Gruma Corporation, in order to secure the BANK LOANS. Due to the foregoing, LENDER releases BORROWER to the fullest extent, from the compliance of the concepts included in section c) of Clause Eleventh of the CREDIT FACILITY contract and from section b) of Clause Eighth of this Agreement, only in respect to the assets referred herein, being understood by both parties, that the granting of the mentioned guarantees shall not in any manner whatsoever accelerate the maturity of the BORROWED AMOUNT and/or the CREDIT FACILITY.

REFINANCING BANK LOANS

ELEVENTH.- BORROWER binds to deliver LENDER a certificate duly signed by BORROWER’S both Finance Director and Chief Counsel indicating that: (i) the refinancing of the financial covenants of BORROWER with respect to the BANK LOANS have been duly concluded; and (ii) the documents attached to said certificate constitute all of the agreements and contracts documenting said refinancing and that they are a true and correct copy of the ones signed by BORROWER.

The provisions of Clause Eleventh shall be fully complied not later than the thirtieth of October two thousand and nine.

GOVERNING LAW AND COURTS:

TWELFTH.- For everything relevant to the interpretation, enforcement and compliance of the CREDIT FACILITY contract and arising from this Debt Recognition and Refinancing Agreement, the parties submit to the Laws in force in the Federal District and to the jurisdiction of the Courts of Mexico City, Federal District, expressly waving any other venue that might correspond to them due to any present or future domicile.

ADDRESSES:

THIRTEENTH.- The PARTIES designate as their domiciles for service of notices and notifications related with the CREDIT FACILITY and with this Debt Recognition and Refinancing Agreement, the following:

LENDER: Periférico Sur Four Thousand Three Hundred Thirty Three, Colonia Jardines en la Montaña, Delegación Tlalpan, México, Distrito Federal, Zip Code fourteen thousand two hundred and ten.

BORROWER: Río de la Plata Oriente Four Hundred and Seven, Colonia del Valle, San Pedro Garza García, Nuevo León, Zip Code sixty six thousand two hundred and twenty.

If BORROWER does not notify LENDER in writing a change of address, all summons and other judicial or extrajudicial proceedings shall be served in the addressed designated in this clause.

INTEGRITY AND NON RENEWAL

FOURTEENTH.- Exception made for the amendments made to the CREDIT FACILITY contained in this Agreement, the rest of its clauses remain in force and shall inure to the benefit of the PARTIES. The PARTIES expressly agree that the entering into this Debt Recognition and Refinancing Agreement shall serve as an amending agreement, therefore, it does not imply any renewal with respect to the obligations contracted by BORROWER in the CREDIT FACILITY. All exhibits attached hereto signed by the legal representatives of both PARTIES are an integral part of this Agreement and thus shall be deemed as incorporated to the CREDIT FACILITY as of the date herein; amendments to this Agreement or of any of its attachments shall need the written consent of the legal representatives of both PARTIES. If any inconsistency should occur between the CREDIT FACILITY and this Agreement, the provisions of this Agreement shall prevail.

The foregoing in the understanding that the reports referred to in section f) of Clause Eighth of the CREDIT FACILITY shall stop being enforceable once BORROWER notifies LENDER in writing the culmination of the refinancing of the BANK LOANS by delivery of the certificate mentioned therein in Clause Eleventh of this Agreement.

CAPACITY

The parties hereto certify their capacity with the following documents:

a) Mr. Eduardo Muñiz Juárez, with public deed number forty one thousand nine hundred seventy seven, granted in Mexico City on August twenty three, two thousand and six, witnessed by Notary Public number fourteen of the Federal District, Maximino García Cueto, Esq., by means of which BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CRÉDITO, INSTITUCIÓN DE BANCA DE DESARROLLO, granting him to exert it with another agent enjoying the same authorities, a general power to manage goods within the terms of the second paragraph of article two thousand five hundred fifty four of the Civil Code for the Federal District, and the authority to subscribe credit titles within the terms of article ninth of the General Law of Titles and Credit Operations. Said deed was recorded at the Public Registry of Commerce of this Capital City under Mercantile File number three thousand six hundred fifty nine.

b) Mr. Horacio Vaquera García with public deed number forty three thousand six hundred seventy eight granted in Mexico City on September nine, two thousand and eight, witnessed by Notary Public number fourteen of the Federal District, Maximino García Cueto, Esq., by means of which BANCO NACIONAL DE COMERCIO EXTERIOR, SOCIEDAD NACIONAL DE CRÉDITO, INSTITUCIÓN DE BANCA DE DESARROLLO, granting him to exert it jointly with another agent enjoying the same authorities, a general power to manage goods within the terms of the second paragraph of article two thousand five hundred fifty four of the Civil Code for the Federal District, and the authority to subscribe credit titles within the terms of article ninth of the General Law of Titles and Credit Operations. Said deed was recorded at the Public Registry of Commerce of this Capital City under the same Mercantile File mentioned above.

c) Messrs. Raúl Alonso Peláez Cano and Guillermo Elizondo Ríos, with public deed number eight thousand four hundred ninety seven, granted at the municipality of Escobedo, in the State of Nuevo León, on August ten, two thousand nine, before the Notary Public number thirty two of said Registrar District, Mr. Armando Hernández Berlanga, Esq., by which power of attorney, GRUMA, SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE granted a special power of attorney to subscribe the Agreement being ratified herein.

Said public deeds evidence the duly constitution and legal capacity of the mercantile corporations issuing said powers of attorney.

The appearing represent that their powers of attorney are in full force and effect and that their principals have the necessary legal capacity to engage in this Agreement.

GENERAL DATA

The appearing declared as their general data the following:

MR. EDUARDO MUÑIZ JUÁREZ, a native of this City, born on May seventeen, nineteen seventy eight, Mexican by birth, married, bank officer addressed at Four Thousand Three Hundred Thirty Three Periférico Sur, Colonia Jardines de la Montaña in this City, and he identifies with his voting card which file number is twenty eight million nine hundred thirty five thousand seven hundred eighty seven.

MR. HORACIO VAQUERA GARCÍA, a native of Monterrey, Nuevo León, born on September nineteen, nineteen seventy three, Mexican by birth, married, a bank officer, with the same domicile as the person above, identifying himself with his voting card which file number is cero eighty one million seven hundred three thousand one hundred and seventy eight.

MR. RAÚL ALONSO PELÁEZ CANO, a native of this City, born on February twenty six, nineteen seventy one, Mexican by birth, married, an employee, addressed at Four Hundred Seven Río de la Plata, Colonia del Valle at San Pedro Garza García, Nuevo León, and passing through this City and whom identifies with voting card, which file number is cero eleven million five hundred two thousand eight hundred.

MR. GUILLERMO ELIZONDO RÍOS, born in Monterrey, Nuevo León on February 26, nineteen seventy two, Mexican by birth, married, a career person, with the same address as the person above, and identifying himself with passport number cero two billion one hundred ninety million one hundred ninety three thousand three hundred and fifty two.

I, THE NOTARY PUBLIC CERTIFY:

a) That the appearing indentified themselves with the documents previously mentioned and that to my opinion they have the civil legal capacity to engage in this act since there is no evidence to the contrary.

b) That the appearing heard the full text of this public deed and they were informed about the right they had to read it for themselves.

c) That I informed the appearing about the value and legal scope of the contents of this deed, letting them know that all representations are deemed to be done under affirmation and the legal consequences suffered by people who perjure themselves before a Notary Public.

d) That every document presented before me and enumerated and inserted herein agrees with its original, to which I remit.

e) That the appearing manifested to me, the Notary Public, their agreement with this deed certifying their full understanding by affixing their signatures herein on this eighteenth day of September two thousand nine, therefore I definitely proceed to authorize the same. I Attest.

Signature of Mr. Eduardo Muñiz Juárez.

Signature of Mr. Horacio Vaquera García.

Signature of Mr. Raúl Alonso Peláez Cano.

Signature of Mr. Guillermo Elizondo Ríos.

R. Núñez. Signed.

A seal that reads: Lic. Roberto Núñez and Bandera, Notary Office No. 1, Federal District. México. United Mexican States.

NON-ENCUMBRANCE CERTIFICATE

I, CARLOS REYNALDO AYALA CALVO, Esq., Public Registrar of Property and Commerce in the First District, with jurisdiction in Monterrey, Nuevo León, CERTIFY that in the Books kept by this Office, it is recorded a company denominated: GRUMA, SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE with its corresponding Chart of Incorporation evidenced by Public Deed and Registry, recorded under number 180, File 193, volume 197, Book number 3, second Ancillary 1972; Addressed at Monterrey, N.L., with an initial Capital Stock of $150,000,000.00 (ONE HUNDRED AND FIFTY MILLION PESOS 00/100 MEXICAN CURRENCY), and with a duration of 50 (fifty years), in the same manner I CERTIFY that after having examined the Books kept by this Office, there is no evidence of any encumbrance or lien over this company.

The present certification is being issued after State duties were duly paid.

Monterrey, Nuevo León, September 08, 2009.

THE REGISTRAR OF COMMERCE

An illegible signature

CARLOS REYNALDO AYALA CALVO

EXHIBIT “B”

REGARDING THE DEBT RECOGNITION AND REFINANCING AGREEMENT

ENTERED INTO BY AND BETWEEN

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C.

AND GRUMA, S.A.B. DE C.V.

ON SEPTEMBER 18, 2009

PAYMENT SCHEDULE

1/40	12/18/09	0.00
2/40	03/18/10	0.00
3/40	06/18/10	0.00
4/40	09/18/10	0.00
5/40	12/18/10	0.00
6/40	03/18/11	0.00
7/40	06/18/11	0.00
8/40	09/18/11	0.00
9/40	12/18/11	0.00
10/40	03/18/12	0.00
11/40	06/18/12	0.00
12/40	09/18/12	0.00
13/40	12/18/12	84,175,000.00
14/40	03/18/13	84,175,000.00
15/40	06/18/13	84,175,000.00
16/40	09/18/13	84,175,000.00
17/40	12/18/13	168,350,000.00
18/40	03/18/14	168,350,000.00
19/40	06/18/14	168,350,000.00
20/40	09/18/14	168,350,000.00
21/40	12/18/14	84,175,000.00
22/40	03/18/15	84,175,000.00
23/40	06/18/15	84,175,000.00
24/40	09/18/15	84,175,000.00
25/40	12/18/15	84,175,000.00
26/40	03/18/16	84,175,000.00
27/40	06/18/16	84,175,000.00
28/40	09/18/16	84,175,000.00
29/40	12/18/16	84,175,000.00
30/40	03/18/17	84,175,000.00
31/40	06/18/17	84,175,000.00
32/40	09/18/17	84,175,000.00
33/40	12/18/17	168,350,000.00
34/40	03/18/18	168,350,000.00
35/40	06/18/18	168,350,000.00
36/40	09/18/18	168,350,000.00
37/40	12/18/18	168,350,000.00
38/40	03/18/19	168,350,000.00
39/40	06/18/19	168,350,000.00
40/40	09/18/19	168,350,000.00
		3,367,000,000.00

THIS THE SECOND COPY IS ISSUED FOR GRUMA, SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE TO BE USED AS A CERTIFICATION.

IT IS GIVEN IN SIXTEEN REVISED PAGES.

MEXICO, DISTRITO FEDERAL, SEPTEMBER EIGHTEEN, TWO THOUSAND NINE. I ATTEST.